EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 33-85896) and Forms S-8 (File No. 33-78592, File No. 333-69913, File No. 333-79445, File No. 333-37912, File No. 333-79503, File No. 333-62078 and File No. 333-76488) of D&E Communications, Inc. of our report dated March 11, 2005 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated March 11, 2005 relating to the financial statement schedule, which appears in this Form 10-K.

/s/    PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

March 14, 2005